December 19, 2005


Mail Stop 4561


VIA U.S. MAIL AND FAX 1-314-506-5560

Mr. Eric H. Brunngraber
Chief Financial Officer
Cass Information Systems
13001 Hollenberg Drive
Bridgeton, Missouri 63044


RE:	Cass Information Systems
Form 10-KSB for the year ended December 31, 2004
Form 10-QSB for the quarter ended March 31, 2005
File no. 333-44497

Dear Mr. Brunngraber:


We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.



						Sincerely,



Cicely D. Luckey
Accounting Branch Chief



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